Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-92229) pertaining to the 1993 Stock Option Plan and the 1996 Employee Stock Purchase Plan and in the Registration Statement (Form S-8 No. 333-138697) pertaining to the 2006 Stock Option Plan of Biovail Corporation, of our reports dated February 26, 2010, with respect to the consolidated financial statements and schedule of Biovail Corporation, and the effectiveness of internal control over financial reporting of Biovail Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ ERNST & YOUNG LLP

Toronto, Canada	Chartered Accountants
February 26, 2010	Licensed Public Accountant